Exhibit 5.1

[McKenna Long & Aldridge LLP Letterhead]

November 17, 2003

Board of Directors

US Airways Group, Inc.

2345 Crystal Drive

Arlington, Virginia 22227

Re:	US Airways Group, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to US Airways Group, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission on behalf of certain stockholders of the Company named in the Registration Statement (the “Selling Stockholders”). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, an aggregate of 39,333,993 shares (the “Shares”) of the Company’s Class A common stock, par value $1.00 per share (the “Class A Common Stock”), of which 20,652,593 shares of Class A Common Stock are currently outstanding, 13,681,400 shares of Class A Common Stock are to be issued upon the exercise of outstanding Class A-1 Warrants of the Company (the “Warrants”) and 5,000,000 shares of Class A Common Stock are issuable upon the conversion of outstanding shares of Class B common stock of the Company (the “Class B Common Stock”).

The opinion hereinafter set forth is given to the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of

Regulation S-K. The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our “Opinion”), and no other opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the record of corporate proceedings of the Board of Directors of the Company, the Company’s Plan of Reorganization, the Warrants held by each of the Selling Stockholders, and the Registration Rights Agreements dated as of March 31, 2003 between the Company and each of the Selling Stockholders named therein. In making all of our examinations, we assumed the legal capacity of all natural persons, the genuineness of all signatures, the authority of the persons signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

As to all questions of fact that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company and a certificate of public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

We do not herein express any opinion concerning any matter respecting or affected by any laws other than provisions of the General Corporation Law of the State of Delaware as now in effect and that, in the exercise of reasonable professional judgment, are normally considered in similar transactions. The Opinion hereinafter set forth is based upon the General Corporation Law of the State of Delaware and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1)	the Shares, whether currently outstanding or when issued upon exercise of the Warrants or conversion of the Class B Common Stock in accordance with the respective terms thereof, and with respect to the Warrants, against payment in full of the exercise price established in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” set forth in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ McKenna Long & Aldridge LLP

McKenna Long & Aldridge LLP